Exhibit 77K
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The following is provided in response to Sub-Item 77K of Form N-SAR of Shepherd
Large Cap Growth Fund, a series of Dominion Funds, Inc.:

Resignation of Principal Independent Accountant

On June 15, 2005, Brad A. Kinder, CPA resigned as the Fund's principal independent accountant. The decision to change accountants was recommended or approved by the board of directors. The principal accountant's report on the financial statements for each of the past two years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. During the Fund's two most recent fiscal years and any subsequent interim period preceding such resignation, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which disagreement(s), if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

Engagement of New Principal Independent Accountant

On July 6, 2005, the Fund's Board of Directors engaged Sanville & Company ("Sanville") as the Fund's auditor for the fiscal year ending June 30, 2005. Neither the Fund nor anyone on its behalf consulted with Sanville on items which
(i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements or (ii) concerned the subject of a disagreement or a reportable event (as described in paragraph
(a)(1)(v) of Item 304 of Regulation S-K).


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Brad A. Kinder, CPA

August 29, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C., 20549

Re:   Shepherd Large Cap Growth Fund (the "Fund"), a series of Dominion Funds,
      Inc.

We were previously the principal independent accountant for the Fund.

We have read Exhibit 77K to Form N-SAR of the Fund dated August 29, 2005, and we agree with the statements contained therein as they related to our firm.


Very truly yours,


Brad A. Kinder, CPA